                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-72184 of CBOT Holdings, Inc. on Form S-4, of our report dated February 19, 2002 (September 17, 2002 as to Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities") relating to the consolidated financial statements of the Board of Trade of the City of Chicago, Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois
September 20, 2002